Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
to Prospectus dated January 5, 2005	File No. 333-121501

VERTICALNET, INC.

This document supplements the prospectus dated January 5, 2005, relating to the resale by the selling shareholders identified in the prospectus of 10,908,945 shares of common stock, 8,549,151 of which are outstanding and 2,359,794 of which may be issued as the result of the exercise of warrants held by selling shareholders. This prospectus supplement is incorporated by reference into the prospectus. Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VERT.” The last reported sale price of the shares on February 14, 2005 was $1.18 per share. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table sets forth information, as of February 14, 2005, regarding the selling shareholder listed below. As a result of a consolidation between WPG Institutional Software Fund, L.P. and WPG Software Fund, L.P., 767,636 shares and a warrant to purchase 307,054 shares were transferred from WPG Institutional Software Fund, L.P. to WPG Software Fund, L.P. The information set forth below excludes 479,863 shares previously sold by WPG Software Fund, L.P.

Name	Shares Beneficially Owned Before Offering		Shares Offered Hereby	Shares Beneficially Owned After Offering		Warrant Shares Offered Hereby(1)
	Number	Percentage		Number	Percentage
WPG Software Fund, L.P. (35)	524,773	1.23%	524,773	—	—	401,854

(35)	Benjamin Taylor and Daniel Vandivort have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas, L.P., WPG Select Technology QP Fund, L.P., and WPG Software Fund, L.P. WPG Select Technology Fund, L.P., WPG Select Technology Overseas, L.P., WPG Select Technology QP Fund, L.P., and WPG Software Fund, L.P. are affiliates of Robeco USA Brokerage Services, a division of Robeco USA L.L.C., which is a registered broker-dealer.

The selling shareholder information set forth above replaces and supersedes the information regarding WPG Software Fund, L.P. that was previously filed and included in the “Selling Shareholders” section of the prospectus. WPG Institutional Software Fund, L.P., previously named in the “Selling Shareholders” section of the prospectus, is no longer offering shares.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS DATED JANUARY 5, 2005

FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY

PROSPECTIVE INVESTORS .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2005